Exhibit 99.1

Consumers Bancorp, Inc. Reports:

•	Net Income of $425 thousand for the third fiscal quarter of 2010 and $1.49 million for the nine month period ended March 31, 2010

•	Loans increased $10.05 million, or an annualized 8.3%, during the nine months ended March 31, 2010

•	Capital levels remain above the regulatory “well-capitalized” threshold

Minerva, Ohio— April 29, 2010 (OTCBB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported third fiscal quarter 2010 earnings per share of $0.21 compared to $0.25 for the previous quarter ended December 31, 2009 and compared to $0.24 for the same period ended March 31, 2009. Net income for the third fiscal quarter of 2010 was $425 thousand, a decrease of $76 thousand from the previous quarter ended December 31, 2009 and a $56 thousand decrease from the same period last year. A loss on the sale of other real estate owned of $51 thousand and an impairment loss on securities of $100 thousand were recognized during the third fiscal quarter of 2010. The net impact of these two items was a reduction to income during the third fiscal quarter of 2010 of $100 thousand after-tax, or $0.05 per share.

For the nine months ended March 31, 2010, net income was $1.49 million compared to $1.58 million for the same period last year. Fiscal year-to-date net income per share decreased to $0.73 compared to $0.78 for the same period last year. Return on average assets and return on average equity for the nine months ended March 31, 2010 were 0.78% and 8.80%, respectively, compared to 0.87% and 10.46%, respectively, for the same period last year.

Net interest income for the third fiscal quarter of 2010 increased by $245 thousand from the same period last year, with interest income decreasing by $30 thousand and interest expense declining $275 thousand. The net interest margin increased to 4.41% for the quarter ended March 31, 2010 compared to 4.23% for the previous quarter ended December 31, 2009 and 4.19% for the same year ago period. The Corporation’s yield on average interest-earning assets declined to 5.41% for the three months ended March 31, 2010 from 5.70% for the same period last year. The Corporation’s cost of funds decreased to 1.28% for the three months ended March 31, 2010 from 1.97% for the same period last year.

Other income, excluding net securities gains, the impairment loss on securities and losses from the sale of other real estate owned, was $550 thousand for the third fiscal quarter of 2010 compared with $545 thousand for the quarter ended March 31, 2009. Other expenses increased $66 thousand, or 3.0%, for the third fiscal quarter of 2010 from the same period last year.

Ralph J. Lober, President and Chief Executive Officer, stated, “During the past 12 months we have grown the loan portfolio by over 7% and have made important investments in personnel and technology that we believe position the Bank for an economic recovery. While our net income results for the third fiscal quarter declined, this was primarily due to an impairment loss on securities and losses incurred from the sale of other real estate owned acquired through loan foreclosures. Excluding these two items, net income increased compared with the same period last year. The continued consistent results were reflective of the strong increase in quarterly net interest income of over 10% from the prior year as a result of the Bank’s solid asset growth and increased core deposits. The continued payment of the quarterly cash dividend of $0.10 per share is reflective of the Bank’s strength while maintaining capital to allow for future growth. We are well positioned to take advantage of growth opportunities.”

Assets at March 31, 2010 totaled $257.95 million, an increase of $6.08 million from June 30, 2009. From June 30, 2009, total loans increased by $10.05 million and deposits increased $7.21 million.

Within the securities portfolio, the Bank owns a trust preferred security with an adjusted amortized cost of $702 thousand after an impairment charge of $280 thousand. The Bank uses an evaluation model to compare the present value of expected cash flows to the previous estimate to evaluate if there has been an adverse change in cash flows during the period. The model considers the structure and term of the security and the financial condition of the underlying issuers. Since the expected cash flows were below the recorded amortized cost of the trust preferred security an impairment loss of $100 thousand was recognized during the three month period ended March 31, 2010, bringing the total impairment loss recognized to $280 thousand for the nine month period ended March 31, 2010. Management continues to closely monitor this security for any further adverse changes.

Non-performing assets were $2.73 million at March 31, 2010, compared with $2.83 million at December 31, 2009 and $2.41 million at March 31, 2009.

The allowance for loan losses as a percent of total loans at March 31, 2010 was 1.33% up from 1.30% at March 31, 2009. This increase is a result of management’s concern that the current economic environment and real estate market will remain stagnant through 2010. “We continue to closely monitor our loan and investment portfolio and believe that, based on recent information, the allowance for loan losses is sufficient to meet probable incurred losses,” commented Lober.

Consumers provides a complete range of banking and other investment services to businesses and clients through its CNB offices in Minerva, Salem, Waynesburg, Hanoverton, Carrollton, Alliance, Lisbon, Louisville, East Canton, and Malvern, Ohio. Information about Consumers National Bank can be accessed on the internet at http://www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: regional and national economic conditions, including employment and real estate markets, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets, changes in levels of market interest rates which could reduce anticipated or actual margins, credit risks of lending activities, the nature, extent and timing of governmental actions and reforms, competitive pressures on product pricing and services and changes in technology.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc.

Consolidated Financial Highlights

(Dollars in thousands, except per share data)

	Three Month Period Ended		Nine Month Period Ended
Consolidated Statements of Income	March 31, 2010	March 31, 2009	March 31, 2010	March 31, 2009
Total interest income	$3,105	$3,135	$9,441	$9,935
Total interest expense	580	855	1,994	2,768

Net interest income	2,525	2,280	7,447	7,167
Provision for loan losses	110	165	453	441
Other income	399	722	1,689	2,009
Other expenses	2,292	2,226	6,784	6,703

Income before income taxes	522	611	1,899	2,032
Income tax expense	97	130	408	455

Net income	$425	$481	$1,491	$1,577

Basic earnings per share	$0.21	$0.24	$0.73	$0.78

Consolidated Statements of Financial Condition		March 31, 2010	March 31, 2009
Assets
Cash and cash equivalents		$10,463	$13,763
Certificates of deposit in other financial institutions		589	—
Securities available for sale		67,496	64,601
Total loans		170,195	158,737
Less: allowance for loan losses		2,270	2,062

Net loans		167,925	156,675
Other assets		11,472	10,851

Total assets		$257,945	$245,890

Liabilities and Shareholders’ Equity
Deposits		$211,260	$197,639
Other interest-bearing liabilities		21,804	25,190
Other liabilities		1,901	1,976

Total liabilities		234,965	224,805
Shareholders’ equity		22,980	21,085

Total liabilities and shareholders’ equity		$257,945	$245,890

Performance Ratios:
Return on Average Assets (Annualized)		0.78%	0.87%
Return on Average Equity (Annualized)		8.80	10.46
Average YTD Equity to Average YTD Assets		8.92	8.35
Net Interest Margin (Fully Tax Equivalent)		4.27	4.36

Market Data:
Book Value to Common Share		$11.29	$10.39
Fiscal YTD Dividends Paid per Common Share		0.30	0.30
Period End Common Shares		2,035,301	2,029,558

Asset Quality:
Net Charge-offs to Total Loans (Annualized)		0.14%	0.07%
Non-performing Assets to Total Assets		1.06	0.98
ALLL to Total Loans		1.33	1.30